Exhibit 99.2

CSX CORPORATION

FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENTS (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Third Quarters		Nine Months

	2007	2006	2007	2006

Operating Revenue	$2,501	$2,418	$7,453	$7,170
Operating Expense:
Labor and Fringe	747	737	2,224	2,175
Materials, Supplies and Other	501	496	1,566	1,455
Fuel	304	300	853	841
Depreciation	220	214	663	641
Equipment and Other Rents	115	134	342	387
Inland Transportation	60	63	177	181
Gain on Insurance Recoveries (Note 8)	(1)	(15)	(19)	(141)

Total Operating Expense	1,946	1,929	5,806	5,539
Operating Income	555	489	1,647	1,631

Other Income and Expense
Other Income - Net (Note 11)	17	25	17	33
Interest Expense	(102)	(97)	(302)	(293)

Earnings from Continuing Operations before Income Taxes	470	417	1,362	1,371

Income Tax Expense	(173)	(89)	(501)	(408)

Earnings From Continuing Operations	297	328	861	963
Discontinued Operations (Note 4)	110	—	110	—

Net Earnings	$407	$328	$971	$963

Per Common Share (Note 2)
Basic Earnings Per Share:
From Continuing Operations	$0.69	$0.75	$1.98	$2.18
Discontinued Operations	0.25	—	0.25	—

Net Earnings	$0.94	$0.75	$2.23	$2.18

Earnings Per Share, Assuming Dilution:
From Continuing Operations	$0.67	$0.71	$1.89	$2.07
Discontinued Operations	0.24	—	0.24	—

Net Earnings	$0.91	$0.71	$2.13	$2.07

Average Common Shares Outstanding (Thousands)	432,529	440,088	436,265	441,088

Average Common Shares Outstanding, Assuming Dilution (Thousands)	445,548	465,641	455,882	466,737

Cash Dividends Paid Per Common Share	$0.15	$0.10	$0.39	$0.23

See accompanying Notes to Consolidated Financial Statements.

CSX CORPORATION

FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	(Unaudited) September 28, 2007	December 29, 2006

ASSETS
Current Assets:
Cash and Cash Equivalents	$660	$461
Short-term Investments	576	439
Accounts Receivable, net of allowance for doubtful accounts of $76 and $82, respectively	1,173	1,174
Materials and Supplies	244	204
Deferred Income Taxes	229	251
Other Current Assets	98	143

Total Current Assets	2,980	2,672

Properties	28,569	27,715
Accumulated Depreciation	(7,141)	(6,792)

Properties - Net	21,428	20,923

Investment in Conrail (Note 14)	624	607
Affiliates and Other Companies	355	336
Other Long-term Assets	218	591

Total Assets	$25,605	$25,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$1,002	$974
Labor and Fringe Benefits Payable	480	495
Casualty, Environmental and Other Reserves (Note 5)	241	253
Current Maturities of Long-term Debt	230	592
Short-term Debt	5	8
Income and Other Taxes Payable	109	114
Other Current Liabilities	101	86

Total Current Liabilities	2,168	2,522

Casualty, Environmental and Other Reserves (Note 5)	666	668
Long-term Debt (Note 7)	6,678	5,362
Deferred Income Taxes	5,931	6,110
Other Long-term Liabilities	1,385	1,525

Total Liabilities	16,828	16,187

Shareholders’ Equity:
Common Stock, $1 Par Value	420	438
Other Capital	471	1,469
Retained Earnings (Note 4)	8,262	7,427
Accumulated Other Comprehensive Loss	(376)	(392)

Total Shareholders’ Equity	8,777	8,942

Total Liabilities and Shareholders’ Equity	$25,605	$25,129

See accompanying Notes to Consolidated Financial Statements.

CSX CORPORATION

FINANCIAL STATEMENTS

CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)

(Dollars in Millions)

	Nine Months
	2007	2006

OPERATING ACTIVITIES
Net Earnings	$971	$963
Adjustments to Reconcile Net Earnings to Net Cash Provided:
Depreciation	666	648
Deferred Income Taxes	154	46
Non-cash Discontinued Operations (Note 4)	(110)	—
Gain on Insurance Recoveries (Note 8)	(19)	(141)
Insurance Proceeds (Note 8)	10	104
Other Operating Activities	15	(63)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(17)	(133)
Other Current Assets	(54)	73
Accounts Payable	64	51
Income and Other Taxes Payable	153	(61)
Other Current Liabilities	(15)	(120)

Net Cash Provided by Operating Activities	1,818	1,367

INVESTING ACTIVITIES
Property Additions	(1,195)	(1,204)
Insurance Proceeds (Note 8)	12	130
Purchases of Short-term Investments	(2,035)	(1,023)
Proceeds from Sales of Short-term Investments	1,914	1,072
Other Investing Activities	(9)	(9)

Net Cash Used in Investing Activities	(1,313)	(1,034)

FINANCING ACTIVITIES
Short-term Debt - Net	(3)	12
Long-term Debt Issued (Note 7)	2,000	473
Long-term Debt Repaid	(712)	(499)
Dividends Paid	(170)	(101)
Stock Options Exercised (Note 3)	144	237
Shares Repurchased (Note 1)	(1,609)	(422)
Other Financing Activities	44	46

Net Cash Used in Financing Activities	(306)	(254)

Net Increase in Cash and Cash Equivalents	199	79

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	461	309

Cash and Cash Equivalents at End of Period	$660	$388

See accompanying Notes to Consolidated Financial Statements.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.	Significant Accounting Policies

Background

CSX Corporation (“CSX” and together with its subsidiaries, the “Company”), based in Jacksonville, Florida, is one of the nation’s leading transportation companies. Surface Transportation, which includes the Company’s rail and intermodal businesses, provides rail-based transportation services including traditional rail service and the transport of intermodal containers and trailers.

CSX’s principal operating company, CSX Transportation, Inc. (“CSXT”), provides a crucial link to the transportation supply chain through its 21,000 mile rail network, which serves every major population center in 23 states east of the Mississippi River, the District of Columbia and the Canadian provinces of Ontario and Quebec. CSX Intermodal, Inc. (“Intermodal”), one of the nation’s largest coast-to-coast intermodal transportation providers, is a stand-alone, integrated company linking customers to railroads via trucks and terminals.

CSX’s other holdings include CSX Hotels, Inc., a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia, and CSX Real Property, Inc., an organization responsible for real estate sales, leasing, acquisition and management and development activities.

Basis of Presentation

In the opinion of management, the accompanying consolidated financial statements of CSX contain all normal, recurring adjustments necessary to fairly present the following:

•	Consolidated Balance Sheets at September 28, 2007 and December 29, 2006;

•	Consolidated Income Statements for the quarters and nine months ended September 28, 2007 and September 29, 2006; and

•	Consolidated Cash Flow Statements for the nine months ended September 28, 2007 and September 29, 2006.

Certain prior-year data have been reclassified to conform to the 2007 presentation.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.	Significant Accounting Policies, continued

Pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), certain information and disclosures normally included in the notes to the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted from these interim financial statements. CSX suggests that these financial statements be read in conjunction with the audited financial statements and the notes included in CSX’s most recent Annual Report on Form 10-K, prior Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

Fiscal Year

CSX follows a 52/53 week fiscal reporting calendar with the last day of each reporting period ending on a Friday:

•	The third fiscal quarters of 2007 and 2006 consisted of 13 weeks ending on September 28, 2007 and September 29, 2006, respectively.

•	The nine month periods of 2007 and 2006 consisted of 39 weeks ending on September 28, 2007 and September 29, 2006, respectively.

Except as otherwise specified, references to “third quarter(s)” or “nine months” indicate CSX’s fiscal periods ending September 28, 2007 or September 29, 2006, and comparisons are to the corresponding period of the prior year.

Other Items – Share Repurchases

Currently, CSX has the authority to purchase up to $3 billion of its outstanding common stock. CSX intends to complete the $3 billion repurchase program by the end of 2008. The timing, method, amount of repurchase transactions and the source of funds to effect any repurchase will be determined by the Company’s management based on its evaluation of market conditions, share price and other factors. While it is not management’s intention, the program may be suspended or discontinued at any time.

Total share repurchases under all publicly announced plans was as follows:

	Third Quarters		Nine Months
(In Millions)	2007	2006	2007	2006
Number of Shares Repurchased	21	9	38	13
Value of Shares Repurchased	$882	$272	$1,609	$422

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2.	Earnings Per Share

The following table sets forth the computation of basic earnings per share and earnings per share, assuming dilution:

	Third Quarters		Nine Months

	2007	2006	2007	2006

Numerator (Millions):
Earnings from Continuing Operations	$297	$328	$861	$963
Interest Expense on Convertible Debt - Net of Tax	—	1	2	3

Net Earnings from Continuing Operations, If-Converted	297	329	863	966

Discontinued Operations - Net of Tax	110	—	110	—

Net Earnings, If-Converted	407	329	973	966
Interest Expense on Convertible Debt - Net of Tax	—	(1)	(2)	(3)

Net Earnings	$407	$328	$971	$963

Denominator (Thousands):
Average Common Shares Outstanding	432,529	440,088	436,265	441,088
Convertible Debt	6,547	19,456	13,238	19,456
Stock Options (a)	4,722	5,708	5,171	5,985
Other Potentially Dilutive Common Shares	1,750	389	1,208	208

Average Common Shares Outstanding, Assuming Dilution	445,548	465,641	455,882	466,737

Basic Earnings Per Share:
Income from Continuing Operations	$0.69	$0.75	$1.98	$2.18
Discontinued Operations	0.25	$—	0.25	$—

Net Earnings	$0.94	$0.75	$2.23	$2.18

Earnings Per Share, Assuming Dilution:
Income from Continuing Operations	$0.67	$0.71	$1.89	$2.07
Discontinued Operations	0.24	$—	0.24	$—

Net Earnings	$0.91	$0.71	$2.13	$2.07

(a)	In calculating diluted earnings per share, SFAS 128, Earnings per Share requires the Company to include the potential shares that would be outstanding if all outstanding stock options were exercised offset by shares the Company could repurchase using all the proceeds from these hypothetical exercises. This number is different from outstanding stock options, which is included in Note 3, Share-Based Compensation.

Basic earnings per share is based upon the weighted-average number of common shares outstanding. Earnings per share, assuming dilution, is based on the weighted-average number of common shares outstanding adjusted for the effect of the following types of potentially dilutive common shares:

•	convertible debt,

•	employee stock options, and

•	other equity awards, which include unvested restricted stock and long-term incentive awards.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2.	Earnings Per Share, continued

Emerging Issues Task Force (EITF) 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings Per Share, required CSX to include additional shares in the computation of earnings per share, assuming dilution. The amount included in diluted earnings per share represents the number of shares that would be issued if all of CSX’s convertible debentures were converted into CSX common stock.

When convertible debentures are converted into CSX common stock, the newly-issued shares are included in the calculation of both basic and diluted earnings per share. During third quarter and nine months of 2007, $37 million and $374 million of face value convertible debentures were converted into 1 million and 13 million shares of CSX common stock, respectively. No material conversions occurred during 2006. At September 2007, $174 million face value remained outstanding convertible into 6 million shares.

Stock options are excluded from the computation of earnings per share, assuming dilution, when option exercise prices are greater than the average market price of the common shares during the period. In 2007, all stock options were dilutive. Therefore, no stock options were excluded from the calculation.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3.	Share-Based Compensation

CSX share-based compensation plans primarily include long-term incentive plans, restricted stock awards, stock options and stock plans for Directors. CSX has not granted stock options since 2003. Awards granted under the various plans are determined and approved by the Compensation Committee of the Board of Directors or, in certain circumstances, by the Chief Executive Officer for awards to management employees other than senior executives. The Governance Committee of the Board of Directors approves awards granted to the Company’s non-management Directors.

In May 2007, performance units were granted to certain layers of management under a new Long-term Incentive Plan adopted under the CSX Omnibus Incentive Plan. This plan provides for a three-year cycle ending in fiscal year 2009. Similar to the two existing plans, the key financial target is Surface Transportation operating ratio, which is defined as annual operating expenses divided by revenue of the Company’s rail and intermodal businesses and is calculated excluding certain non-recurring items. Grants were made in performance units and are payable in CSX common stock. The payout range for the majority of participants will be between 0% and 200% of the original grant, with each unit being equivalent to one share of CSX stock. The payout for certain senior executive officers is subject to a 20% increase or decrease based upon certain additional pre-established financial targets. This could result in a maximum payout of 240% of the original grant. However, any payout to certain senior executive officers is also subject to a reduction of up to 30% at the discretion of the Compensation Committee of the Board of Directors based upon Company performance against certain CSX strategic initiatives.

Total pre-tax expense associated with share-based compensation and its related income tax benefit was as follows:

	Third Quarters		Nine Months
(Dollars in Millions)	2007	2006	2007	2006
Share-Based Compensation Expense(a)	$14	$11	$45	$23
Income Tax Benefit	5	4	17	8

(a)	Share-based compensation expense for nine months 2007 primarily included amounts incurred from the two long-term incentive programs approved in May 2006 and the long-term incentive program that was approved in May 2007. Overall, share-based compensation expense increased for nine months 2007 due to the timing of when the 2006 plans were approved and the addition of the 2007 plan.

The following table provides information about stock options exercised:

	Third Quarters		Nine Months
(In Thousands)	2007	2006	2007	2006
Number of Stock Options Exercised	732	692	7,206	10,988

As of September 2007, CSX had approximately 12 million stock options outstanding.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4.	Income Taxes

CSX and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. The Company has substantially concluded all U.S. federal income tax examinations for years through 2003 and substantially all other income tax matters have been concluded for years through 1998. Federal income tax returns for 2004 through 2006 are currently under examination.

In the third quarter of 2007, the Internal Revenue Service completed its review of the Company’s pre-filing agreement, which is an early review of specific transactions. The Company recorded an income tax benefit of $110 million in the third quarter of 2007, primarily associated with the resolution of income tax matters related to former activities of the container shipping and marine service businesses. This third quarter benefit is recorded as discontinued operations as the Company no longer operates in these businesses. This benefit is associated with tax basis adjustments, foreign dividends and foreign tax credits from operations over a multi-year period.

CSX adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), at the beginning of fiscal year 2007. As a result of the implementation, the Company recognized a $34 million decrease to reserves for uncertain tax positions. This decrease has two components of which amounts directly related to CSX were $31 million and unconsolidated subsidiaries accounted for under the equity method of accounting were $3 million. This decrease was recorded as a cumulative effect adjustment to the beginning balance of retained earnings on the Balance Sheet.

At the beginning of 2007, CSX had approximately $207 million of total gross unrecognized tax benefits after adjustment for the $34 million decrease to reserves mentioned above. Of this total, $197 million (net of the federal benefit on state issues) represented the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in any future periods.

As of the end of the third quarter 2007, CSX had approximately $60 million of total gross unrecognized tax benefits. Of this total, $50 million (net of federal benefit on state issues) represented the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate. The decrease in unrecognized tax benefits primarily related to the discontinued operations benefit of $110 million. The Company estimates that approximately $15 million of the unrecognized tax benefits for various state and federal income tax matters will be resolved over the next 12 months.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4.	Income Taxes, continued

CSX’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of the beginning of 2007, the Company had $52 million accrued for interest and $0 accrued for penalties. At the end of the third quarter 2007, the Company had $26 million accrued for interest and $0 accrued for penalties. The decrease for interest is primarily related to the income tax benefit recorded as discontinued operations in the third quarter of 2007.

NOTE 5.	Casualty, Environmental and Other Reserves

Casualty, environmental and other reserves were determined to be critical accounting estimates due to the need for significant management judgments. They are provided for in the Consolidated Balance Sheets as follows:

(Dollars in Millions)	September 28, 2007			December 29, 2006
	Current	Long-term	Total	Current	Long-term	Total
Casualty	$142	$490	$632	$172	$465	$637
Separation	16	93	109	20	100	120
Environmental	51	26	77	26	45	71
Other	32	57	89	35	58	93

Total	$241	$666	$907	$253	$668	$921

Details with respect to each type of reserve are described below. Actual settlements and claims received could differ. The final outcome of these matters cannot be predicted with certainty. Considering the legal defenses available, the liabilities that have been recorded and other factors, it is the opinion of management that none of these items, when finally resolved, will have a material effect on the Company’s results of operations, financial condition or liquidity. However, should a number of these items occur in the same period, they could have a material effect on the results of operations, financial condition or liquidity in a particular quarter or fiscal year.

Casualty

Casualty reserves represent accruals for personal injury and occupational claims. Currently, no individual claim is expected to exceed the Company’s self-insured retention amount. To the extent the value of an individual claim exceeds the self-insured retention amount, CSX would present the liability on a gross basis with a corresponding receivable for insurance recoveries. Personal injury and occupational claims are presented on a gross basis and in accordance with Statement of Financial Accounting Standards (“SFAS”) 5, Accounting for Contingencies.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5.	Casualty, Environmental and Other Reserves, continued

These reserves fluctuate with estimates provided by independent third parties reviewed by management, offset by the timing of individual payments. Most of the claims were related to CSXT.

Personal Injury

Personal injury reserves represent liabilities for employee work-related and third party injuries. Work-related injuries for CSXT employees are primarily subject to the Federal Employers’ Liability Act (“FELA”). In addition to FELA liabilities, employees of other CSX subsidiaries are covered by various state workers’ compensation laws, the Federal Longshore and Harbor Worker’s Compensation Program or the Maritime Jones Act.

CSXT retains an independent actuarial firm to assist management in assessing the likely cost of personal injury claims and cases. An analysis is performed by the independent actuarial firm semi-annually and is reviewed by management. The methodology used by the actuary includes a development factor to reflect growth or reduction in the value of these personal injury claims. It is based largely on CSXT’s historical claims and settlement experience. Actual results may vary from estimates due to the type and severity of the injury, costs of medical treatments, and uncertainties in litigation.

Based on management’s review of its semi-annual actuarial analysis performed by an independent actuarial firm, personal injury reserves were reduced by $30 million during second quarter 2007. This reduction is due to a trend of significant decreases in the number and severity of work-related injuries for CSXT employees since 2003 and was included as a reduction to Materials, Supplies and Other in the Consolidated Income Statements.

Occupational

Occupational claims arise from allegations of exposures to certain materials in the workplace, such as asbestos, solvents (which include soaps and chemicals) and diesel fuels or allegations of chronic physical injuries resulting from work conditions, such as repetitive stress injuries, carpal tunnel syndrome and hearing loss.

The Company retains a third party specialist with extensive experience in performing asbestos and other occupational studies to assist management in assessing the value of the Company’s claims and cases. The analysis is performed by the specialist semi-annually and is reviewed by management. The methodology used by the specialist includes an estimate of future anticipated claims based on the Company’s trends in average historical claim filing rates, future anticipated dismissal rates and settlement rates.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5.	Casualty, Environmental and Other Reserves, continued

Separation

Separation liabilities provide for the estimated costs of implementing workforce reductions, improvements in productivity and certain other cost reductions at the Company’s major transportation units since 1991. These liabilities are expected to be paid out over the next 15 to 20 years from general corporate funds and may fluctuate depending on the timing of payments and associated taxes.

Environmental

The Company is a party to various proceedings related to environmental issues, including administrative and judicial proceedings, involving private parties and regulatory agencies. The Company has been identified as a potentially responsible party at approximately 244 environmentally impaired sites. Many of those are, or may be, subject to remedial action under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as the Superfund law, or similar state statutes. Most of these proceedings arose from environmental conditions on properties used for ongoing or discontinued railroad operations. However, a number of these proceedings are based on allegations that the Company, or its predecessors, sent hazardous substances to facilities owned or operated by others for treatment or disposal. In addition, some of the Company’s land holdings were leased to others for commercial or industrial uses that may have resulted in releases of hazardous substances or other regulated materials onto the property and could give rise to proceedings against the Company.

In accordance with Statement of Position 96-1, Environmental Remediation Liabilities, the Company reviews its role with respect to each site identified at least once a quarter. Based on the review process, the Company has recorded amounts to cover anticipated contingent future environmental remediation costs with respect to each site to the extent such costs are estimable and probable. The recorded liabilities for estimated future environmental costs are undiscounted and include amounts representing the Company’s estimate of unasserted claims, which the Company believes to be immaterial. The liability includes future costs for remediation and restoration of sites as well as any significant ongoing monitoring costs, but excludes any anticipated insurance recoveries.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5.	Casualty, Environmental and Other Reserves, continued

Currently, the Company does not possess sufficient information to reasonably estimate the amounts of additional liabilities, if any, on some sites until completion of future environmental studies. In addition, conditions that are currently unknown could, at any given location, result in exposure, the amount and materiality of which cannot presently be reliably estimated. Based upon information currently available, however, the Company believes its environmental reserves are adequate to fund remedial actions to comply with present laws and regulations and that the ultimate liability for these matters, if any, will not materially affect its overall results of operations, financial condition or liquidity.

Other

Other reserves include liabilities for various claims, such as longshoremen disability claims, freight claims and claims for property, automobile and general liability. These liabilities are accrued at the estimable and probable amount in accordance with SFAS 5.

NOTE 6.	Commitments and Contingencies

Purchase Commitments

CSXT has a commitment under a long-term maintenance program that currently covers 43% of CSXT’s fleet of locomotives. The agreement is based upon the maintenance cycle for each locomotive. Under CSXT’s current obligations, the agreement will expire no earlier than 2028 and may last until 2031 depending on the timing of when certain locomotives are placed in service. The costs expected to be incurred throughout the duration of the agreement fluctuate as locomotives are placed into, or removed from, service or as required maintenance schedules are adjusted. CSXT may terminate the agreement at its option after 2012, though such action would trigger certain liquidated damages provisions.

The following table summarizes CSXT’s payments under the long-term maintenance program:

	Third Quarters		Nine Months
(Dollars in Millions)	2007	2006	2007	2006
Amounts Paid	$57	$47	$158	$136

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6.	Commitments and Contingencies, continued

Insurance

The Company maintains numerous insurance programs, most notably for third-party casualty liability and for Company property damage and business interruption with substantial limits. A specific amount of risk ($25 million per occurrence) is retained by the Company on each of the casualty and non-catastrophic property programs. The Company retains $50 million of risk per occurrence for its catastrophic property coverage. For information on insurance issues resulting from the effects of Hurricane Katrina on the Company’s operations and assets, see Note 8, Hurricane Katrina.

Guarantees

CSX and its subsidiaries are contingently liable, individually and jointly with others, as guarantors of approximately $75 million in obligations principally relating to leased equipment, vessels and joint facilities used by the Company in its current and former business operations. Utilizing the Company’s guarantee for these obligations allows the obligor to take advantage of lower interest rates and obtain other favorable terms. Guarantees are contingent commitments issued by the Company that could require CSX or one of its affiliates to make payment to or to perform certain actions for the beneficiary of the guarantee based on another entity’s failure to perform.

At the end of third quarter 2007, the Company’s guarantees primarily related to the following:

•

Guarantee of approximately $64 million of obligations of a former subsidiary, CSX Energy, in connection with a sale-leaseback transaction. CSX is, in turn, indemnified by several subsequent owners of the subsidiary against payments made with respect to this guarantee. Management does not expect that the Company will be required to make any payments under this guarantee for which CSX will not be reimbursed. CSX’s obligation under this guarantee will be completed in 2012.

•

Guarantee of approximately $11 million of lease commitments assumed by A.P. Moller-Maersk (“Maersk”) for which CSX is contingently liable. CSX believes Maersk will fulfill its contractual commitments with respect to such lease commitments, and CSX will have no further liabilities for those obligations. CSX’s obligation under this guarantee will be completed in 2011.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6.	Commitments and Contingencies, continued

As of third quarter 2007, the Company has not recognized any liabilities in its financial statements in connection with any guarantee arrangements. The maximum amount of future payments the Company could be required to make under these guarantees is the amount of the guarantees themselves.

Fuel Surcharge Antitrust Litigation

Since May 2007, at least 26 putative class action suits have been brought in various federal district courts against CSXT and the four other U.S.-based Class I railroads. The lawsuits contain substantially similar allegations to the effect that the defendants’ fuel surcharge practices relating to contract and unregulated traffic resulted from an illegal conspiracy in violation of antitrust laws. The suits seek unquantified treble damages allegedly sustained by purported class members, attorneys’ fees and other relief. All but three of the lawsuits purport to be filed on behalf of a class of shippers that allegedly purchased rail freight transportation services from the defendants through the use of contracts or through other means exempt from rate regulation during defined periods commencing as early as June 2003 and were assessed fuel surcharges. Three of the lawsuits purport to be on behalf of indirect purchasers of rail services.

In July 2007, CSXT received a grand jury subpoena from the New Jersey Office of the Attorney General seeking information related to the same fuel surcharges that are the subject of the purported class actions. It is possible that additional federal or state agencies could initiate investigations into similar matters.

CSXT believes that its fuel surcharge practices are lawful. Accordingly, CSXT intends to vigorously defend itself against the purported class actions, which it believes are without merit. CSXT cannot predict the outcome of the putative class action lawsuits, which are in their preliminary stages, or of any government investigations, charges, or additional litigation that may be filed in the future. Penalties for violating antitrust laws can be severe, involving both potential criminal and civil liability. CSXT is unable to assess at this time the possible financial impact of this litigation. CSXT has not accrued any liability for an adverse outcome in the litigation. If a material adverse outcome were to occur and be sustained, it could have a material adverse impact on the Company’s results of operations, financial condition and liquidity.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6.	Commitments and Contingencies, continued

Other Legal Proceedings

In addition to the matter described above, the Company is involved in litigation incidental to its business and is a party to a number of legal actions and claims, various governmental proceedings and private civil lawsuits, including, but not limited to, those related to environmental matters, FELA claims by employees, other personal injury claims and disputes and complaints involving certain transportation rates and charges. Some of the legal proceedings include claims for compensatory as well as punitive damages and others are, or are purported to be, class actions. While the final outcome of these matters cannot be predicted with certainty, considering, among other things, the meritorious legal defenses available and liabilities that have been recorded along with applicable insurance, it is currently the opinion of CSX management that none of these items will have a material adverse effect on the Company’s results of operations, financial condition or liquidity. An unexpected adverse resolution of one or more of these items, however, could have a material adverse effect on the Company’s results of operations, financial condition or liquidity in a particular quarter or fiscal year.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	Debt and Credit Agreements

Total activity related to Long-term Debt and Current Maturities of Long-term Debt for nine months 2007 was as follows:

(Dollars in Millions)	Debt Activity
Total Long-term Debt at December 29, 2006(a)	$5,954
2007 Long-term Debt Activity:
Issued	2,000
Repaid	(712)
Converted into CSX stock	(374)
Discount amortization and other	40

Total Long-term Debt at September 28, 2007(b)	$6,908

(a)	Total Long-term Debt at December 29, 2006 includes Long-term Debt of $5,362 million and Current Maturities of Long-Term Debt of $592 million.

(b)	Total Long-Term Debt at September 28, 2007 includes Long-term Debt of $6,678 million and Current Maturities of Long-term Debt of $230 million.

Debt Issuance

In September 2007, CSX issued $400 million in one series of unsecured notes, which bear interest at 5.75% and mature on March 15, 2013, and $600 million in another series of unsecured notes, which bear interest at 6.25% and mature on March 15, 2018. Each series of notes is included in the Consolidated Balance Sheets under Long-term Debt and may be redeemed by CSX at any time. The net proceeds from the sale of the notes will be used for general corporate purposes, which may include repurchases of CSX common stock, capital expenditures, working capital requirements, improvements in productivity and other cost reductions at the Company’s major transportation units. For nine months 2007, CSX’s long-term debt issuances totaled $2 billion.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	Debt and Credit Agreements, continued

Convertible Debentures

In October 2001, CSX issued approximately $564 million aggregate principal amount at maturity of zero coupon convertible debentures (the “debentures”) due October 30, 2021, for an initial offering price of approximately $462 million.

Holders currently may convert their debentures into shares of CSX common stock at a conversion rate of 35.49 common shares per $1,000 principal amount at maturity of debentures. During third quarter and nine months of 2007, $37 million and $374 million face value of debentures were converted into 1 million and 13 million shares of CSX common stock, respectively. No material conversions occurred during 2006. At September 2007, $174 million face value remained outstanding convertible into 6 million shares.

Revolving Credit Facility

In May 2006, CSX entered into a $1.25 billion, five-year unsecured revolving credit facility with a group of lending banks, including JPMorgan Chase Bank, N.A., which is acting as the administrative agent. In May 2007, with the consent of the lenders and in accordance with the facility’s terms, CSX extended the maturity date of the facility an additional year, to May 2012. As of September 28, 2007, the facility was not drawn on, and CSX was in compliance with all covenant requirements under the facility.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8.	Hurricane Katrina

In August 2005, Hurricane Katrina caused extensive damage to Company assets on the Gulf Coast, including damage to track infrastructure and bridges. Operations were returned to pre-hurricane conditions by the end of first quarter 2006. In 2005, the Company had insurance coverage of $535 million, after a $25 million deductible (per occurrence), for fixed asset replacement, incremental expenses and lost profits. Management’s current loss estimate is approximately $450 million.

The Company’s insurance policies do not prioritize coverage based on types of losses. As claims are submitted to the insurance companies, they are reviewed and preliminary payments made until all losses are incurred and documented. A final payment will be made once the Company and its insurers agree on the total measurement value of the claim. Through September 2007, the Company had collected insurance payments of $359 million.

Gains on insurance from claims related to Hurricane Katrina were as follows:

	Third Quarters		Nine Months

	2007	2006	2007	2006

Gain on Insurance Recoveries	$1	$15	$19	$141

The gains were attributable to recovering amounts in excess of the net book value of damaged fixed assets and to recording recoveries related to lost profits. Additional cash proceeds are expected and will result in future gain recognition.

Cash proceeds from the insurers are not specific to the types of losses and so the Company allocated the proceeds ratably among the three types of losses mentioned above for cash flow presentation. Allocated cash proceeds for lost profits and incremental expenses are classified as operating activities and were $10 million and $104 million for the nine months ended 2007 and 2006, respectively, since these were related directly to revenue and expenses from operations. Allocated cash proceeds for fixed asset damage are classified as investing activities and were $12 million and $130 million for the nine months ended 2007 and 2006, respectively, since they had a direct relationship to money the Company spent on property additions to repair the hurricane-damaged assets and were recorded in the same category.

Additional information about the effects of Hurricane Katrina is included in CSX’s most recent Annual Report on Form 10-K.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9.	Derivative Financial Instruments

CSX uses derivative financial instruments to manage its overall exposure to fluctuations in interest rates, and has previously used such instruments to manage exposure to fluctuations in fuel costs.

Interest Rate Swaps

During second quarter 2007, CSX repaid $450 million of debentures that matured and called $150 million of debentures due in 2032. As a result, CSX also settled the interest rate swaps related to these debentures. As of September 2007, CSX had a $35 million outstanding interest rate swap. This swap did not have a material impact on interest expense.

Fuel Hedging

In 2003, CSX began a program to hedge a portion of CSXT’s future locomotive fuel purchases. This program was established to manage exposure to fuel price fluctuations. To minimize this risk, CSX entered into a series of swaps. CSX suspended entering into new swaps in its fuel hedge program in the third quarter of 2004 and there are currently no outstanding contracts.

Fuel hedging activity reduced fuel expense for the third quarter and nine months of 2006 by $1 million and $55 million, respectively. Since fourth quarter 2006, there has been no impact on fuel expense because all contracts had expired prior to that time.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10.	Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that, under generally accepted accounting principles, are included in comprehensive income, a component of Shareholders’ Equity within the Consolidated Balance Sheets, rather than Net Earnings on the Consolidated Income Statements. Under existing accounting standards, other comprehensive income (loss) for CSX may include the amortization of unrecognized gains and losses and prior service cost related to pension and other postretirement benefit plans and activity related to derivative financial instruments designated as cash flow hedges.

The following table provides a reconciliation of net earnings reported in the Consolidated Income Statements to comprehensive income:

	Third Quarters		Nine Months

(Dollars in Millions)	2007	2006	2007	2006

Net Earnings	$407	$328	$971	$963
Other Comprehensive Income (Loss):
Pension and Other Postretirement
Benefit Costs	3	—	14	—
Fair Value of Fuel Derivatives	—	—	—	(30)
Other	4	—	2	(1)

Comprehensive Income	$414	$328	$987	$932

Other comprehensive income (loss) has declined over time as a result of a decrease in the number of fuel derivative contracts outstanding. CSX suspended entering into new fuel derivative contracts in the third quarter of 2004 and there are currently no outstanding fuel derivative contracts. (See Note 9, Derivative Financial Instruments.)

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11.	Other Income – Net

Other Income – Net consists of the following:

	Third Quarters		Nine Months

(Dollars in Millions)	2007	2006	2007	2006

Interest Income(a)	$13	$10	$41	$29
Income from Real Estate and Resort Operations(b)	5	13	(9)	6
Minority Interest(c)	(8)	(5)	(18)	(16)
Miscellaneous(d)	7	7	3	14

Other Income - Net	$17	$25	$17	$33

(a)	Interest income includes amounts earned from CSX’s cash and short-term investments.

(b)	Income from Real Estate and Resort Operations includes the results of operations of the Company’s real estate sales, leasing, acquisition and management and development activities as well as the results of operations from CSX Hotels, Inc., a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia.

(c)	Minority Interest represents an allocation of earnings to minority owners for subsidiaries that CSX controls but does not completely own. As earnings from partially owned consolidated subsidiaries increases, Minority Interest expense will also increase.

(d)	Miscellaneous income is comprised of earnings from certain CSX non-consolidated subsidiaries, investment gains and losses and other non-operating activities.

NOTE 12.	Business Segments

The Company operates primarily in two business segments: rail and intermodal. The rail segment provides rail freight transportation over a network of approximately 21,000 route miles in 23 states, the District of Columbia and the Canadian provinces of Ontario and Quebec. The intermodal segment provides integrated rail and truck transportation services and operates a network of dedicated intermodal facilities across North America. These segments are strategic business units that offer different services and are managed separately. Performance is evaluated and resources are allocated based on several factors, of which the principal financial measures are business segment operating income and operating ratio. The accounting policies of the segments are the same as those described in Note 1, Significant Accounting Policies, in CSX’s most recent Annual Report on Form 10-K.

Consolidated operating income includes the results of operations of Surface Transportation and other operating income. Other operating income includes the gain amortization on the conveyance of CSX Lines, a former Marine Services subsidiary, net sublease income from assets formerly included in the Company’s Marine Services segment and other items.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12.	Business Segments, continued

Business segment information for third quarters and nine months 2007 and 2006 is as follows:

	Surface Transportation
(Dollars in Millions)	Rail	Intermodal	Total	Other	Total
Third Quarter - 2007
Revenues from External Customers	$2,164	$337	$2,501	$—	$2,501
Segment Operating Income	489	63	552	3	555

Third Quarter - 2006
Revenues from External Customers	$2,054	$364	$2,418	$—	$2,418
Segment Operating Income	414	75	489	—	489

Nine Months - 2007
Revenues from External Customers	$6,455	$998	$7,453	$—	$7,453
Segment Operating Income	1,459	183	1,642	5	1,647

Nine Months - 2006
Revenues from External Customers	$6,116	$1,054	$7,170	$—	$7,170
Segment Operating Income	1,421	200	1,621	10	1,631

NOTE 13.	Employee Benefit Plans

The Company sponsors defined benefit pension plans principally for salaried, management personnel. The plans provide eligible employees with retirement benefits based predominantly upon years of service and compensation rates near retirement. For employees hired after December 31, 2002, benefits are determined based on a cash balance formula, which provides benefits by utilizing interest and pay credits based upon age, service and compensation. CSX made contributions of $21 million during the nine months of 2007 to its defined benefit pension plans. Additional contributions may be made based on management’s discretion.

In addition to these plans, CSX sponsors a post-retirement medical plan and one life insurance plan that provide benefits to full-time, salaried, management employees hired prior to January 1, 2003, upon their retirement, if certain eligibility requirements are met. The post-retirement medical plan is contributory (partially funded by retirees), with retiree contributions adjusted annually. The life insurance plan is non-contributory.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 13.	Employee Benefit Plans, continued

The following tables describe the components of net periodic benefit cost:

	Pension Benefits

	Third Quarters		Nine Months

(Dollars in Millions)	2007	2006	2007	2006

Service Cost	$8	$10	$25	$28
Interest Cost	29	26	86	79
Expected Return on Plan Assets	(29)	(29)	(88)	(88)
Amortization of Prior Service Cost	1	1	3	3
Amortization of Net Loss	8	8	23	25

Net Periodic Benefit Cost	$17	$16	$49	$47

	Other Benefits

	Third Quarters		Nine Months

(Dollars in Millions)	2007	2006	2007	2006

Service Cost	$2	$2	$5	$5
Interest Cost	5	5	15	16
Amortization of Prior Service Cost	(1)	(1)	(4)	(4)
Amortization of Net Loss	1	2	3	6

Net Periodic Benefit Cost	$7	$8	$19	$23

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 14.	Related Party Transactions

CSX and Norfolk Southern Corporation (“NS”) jointly own Conrail Inc. (“Conrail”) through a limited liability company. CSX has a 42% economic interest and 50% voting interest in the jointly-owned entity, and NS has the remainder of the economic and voting interests. CSX applies the equity method of accounting to its investment in Conrail, and Conrail’s equity earnings are included in Materials, Supplies and Other in the Consolidated Income Statements.

As required by SFAS 57, Related Party Disclosures, the Company has identified below amounts owed to Conrail or its affiliates representing expenses incurred under the operating, equipment and shared area agreements with Conrail. The Company also executed two promissory notes with a subsidiary of Conrail which are included in Long-term Debt on the Consolidated Balance Sheets.

(Dollars in Millions)	September 28, 2007	December 29, 2006
Balance Sheet Information:
CSX Payable to Conrail	$63	$48
Promissory Notes Payable to Conrail Subsidiary
4.40% CSX Promissory Note due October 2035	$73	$73
4.52% CSXT Promissory Note due March 2035	$23	$23

Interest expense from the promissory notes with a subsidiary of Conrail and Conrail Rents, Fees, and Services expense was as follows:

	Third Quarters		Nine Months
(Dollars in Millions)	2007	2006	2007	2006
Income Statement Information:
Interest Expense Related to Conrail	$1	$1	$3	$3
Conrail Rents, Fees, and Services (a)	$26	$22	$72	$68

(a)	Conrail Rents, Fees and Services represent expenses paid to Conrail related to right-of-way usage fees, equipment rental, other service related charges and fair value write-up amortization. Beginning in 2007, these amounts have been included in Materials, Supplies and Other on the Consolidated Income Statements. The amounts disclosed above do not include CSX’s 42% portion of Conrail’s earnings, which are also included in Materials, Supplies and Other and amounted to $7 million and $3 million for third quarters 2007 and 2006, respectively, and $13 million and $9 million for the nine months of 2007 and 2006, respectively.

Additional information about the investment in Conrail is included in CSX’s most recent Annual Report on Form 10-K.

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 15.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements

On December 10, 2007, CSX announced that CSXT intends to offer approximately $380.8 million of Secured Equipment Notes due 2023 in a registered public offering pursuant to CSX’s existing automatic shelf registration statement. CSX, the parent company of CSXT, will fully and unconditionally guarantee the notes. In connection with this offering, the Company is providing the following condensed consolidating financial information in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation and the allocation of certain expenses of CSX, incurred for the benefit of its subsidiaries.

The condensed consolidating balance sheets as of September 28, 2007 and December 29, 2006, and the statements of income for the three and nine months ended September 28, 2007 and September 29, 2006 and the statements of cash flows for the nine months ended September 28, 2007 and September 29, 2006 for the parent and obligor are as follows:

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 15.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Income Statement

Quarters Ended September 28, 2007	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
Operating Revenue	$—	$2,143	$384	$(26)	$2,501
Operating Expense	(55)	1,730	294	(23)	1,946

Operating Income	55	413	90	(3)	555

Equity in Earnings of Subsidiaries	229	—	—	(229)	—
Other Income (Expense)	153	24	(49)	(111)	17
Interest Expense	(143)	(61)	(12)	114	(102)

Earnings from Continuing Operations before Income Taxes	294	376	29	(229)	470
Income Tax Benefit (Expense)	3	(144)	(32)	—	(173)

Earnings from Continuing Operations	297	232	(3)	(229)	297
Discontinued Operations—Net of Tax	110	—	—	—	110

Net Earnings	$407	$232	$(3)	$(229)	$407

Quarters Ended September 29, 2006	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
Operating Revenue	$—	$2,050	$377	$(9)	$2,418
Operating Expense	(46)	1,697	285	(7)	1,929

Operating Income	46	353	92	(2)	489

Equity in Earnings of Subsidiaries	328	—	—	(328)	—
Other Income (Expense)	120	31	1	(127)	25
Interest Expense	(146)	(67)	(13)	129	(97)

Earnings from Continuing Operations before Income Taxes	348	317	80	(328)	417
Income Tax Benefit (Expense)	(20)	(74)	5	—	(89)

Net Earnings	$328	$243	$85	$(328)	$328

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 15.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Income Statement

Nine Months Ended September 28, 2007	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
Operating Revenue	$—	$6,391	$1,143	$(81)	$7,453
Operating Expense	(159)	5,149	889	(73)	5,806

Operating Income	159	1,242	254	(8)	1,647

Equity in Earnings of Subsidiaries	828	—	—	(828)	—
Other Income (Expense)	327	72	(50)	(332)	17
Interest Expense	(422)	(186)	(34)	340	(302)

Earnings from Continuing Operations before Income Taxes	892	1,128	170	(828)	1,362
Income Tax Benefit (Expense)	(31)	(424)	(46)	—	(501)

Earnings from Continuing Operations	861	704	124	(828)	861
Discontinued Operations—Net of Tax	110	—	—	—	110

Net Earnings	$971	$704	$124	$(828)	$971

Nine Months Ended September 29, 2006	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
Operating Revenue	$—	$6,106	$1,098	$(34)	$7,170
Operating Expense	(146)	4,877	835	(27)	5,539

Operating Income (Loss)	146	1,229	263	(7)	1,631

Equity in Earnings of Subsidiaries	916	—	—	(916)	—
Other Income (Expense)	382	45	(109)	(285)	33
Interest Expense	(388)	(159)	(38)	292	(293)

Earnings from Continuing Operations before Income Taxes	1,056	1,115	116	(916)	1,371
Income Tax Benefit (Expense)	(93)	(376)	61	—	(408)

Net Earnings	$963	$739	$177	$(916)	$963

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 15.   Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Balance Sheet

September 28, 2007	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$589	$35	$612	$—	$1,236
Accounts Receivable—Net	115	1,081	(4)	(19)	1,173
Materials and Supplies	—	233	11	—	244
Deferred Income Taxes	36	212	(19)	—	229
Other Current Assets	1	65	139	(107)	98

Total Current Assets	741	1,626	739	(126)	2,980

Properties	19	27,225	1,325	—	28,569
Accumulated Depreciation	(23)	(6,325)	(793)	—	(7,141)

Properties—Net	(4)	20,900	532	—	21,428

Investment in Conrail	—	—	624	—	624
Affiliates and Other Companies	—	456	(101)	—	355
Investment in Consolidated Subsidiaries	13,968	—	32	(14,000)	—
Other Long-term Assets	186	291	(191)	(68)	218

Total Assets	$14,891	$23,273	$1,635	$(14,194)	$25,605

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$104	$815	$102	$(19)	$1,002
Labor and Fringe Benefits Payable	35	406	39	—	480
Payable to Affiliates	—	1,645	(1,538)	(107)	—
Casualty, Environmental and Other Reserves	—	221	20	—	241
Current Maturities of Long-term Debt	115	108	7	—	230
Short-term Debt	—	5	—	—	5
Income and Other Taxes Payable	(347)	560	(104)	—	109
Other Current Liabilities	10	82	9	—	101

Total Current Liabilities	(83)	3,842	(1,465)	(126)	2,168

Casualty, Environmental and Other Reserves	—	597	69	—	666
Long-term Debt	5,784	883	11	—	6,678
Deferred Income Taxes	(193)	6,215	(91)	—	5,931
Long-term Payable to Affiliates	—	—	68	(68)	—
Other Long-term Liabilities	606	620	195	(36)	1,385

Total Liabilities	$6,114	$12,157	$(1,213)	$(230)	$16,828

Shareholders’ Equity:
Common Stock	420	181	—	(181)	420
Other Capital	471	5,451	2,711	(8,162)	471
Retained Earnings	8,262	5,504	191	(5,695)	8,262
Accumulated Other Comprehensive Loss	(376)	(20)	(54)	74	(376)

Total Shareholders’ Equity	8,777	11,116	2,848	(13,964)	8,777

Total Liabilities and Shareholders’ Equity	$14,891	$23,273	$1,635	$(14,194)	$25,605

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 15. Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Balance Sheet

December 29, 2006	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
ASSETS
Current Assets:
Cash, Cash Equivalents and Short-term Investments	$810	$17	$73	$—	$900
Accounts Receivable—Net	121	1,058	27	(32)	1,174
Materials and Supplies	—	195	9	—	204
Deferred Income Taxes	(103)	225	129	—	251
Other Current Assets	1	50	204	(112)	143

Total Current Assets	829	1,545	442	(144)	2,672

Properties	19	26,447	1,249	—	27,715
Accumulated Depreciation	(24)	(6,032)	(736)	—	(6,792)

Properties—Net	(5)	20,415	513	—	20,923

Investment in Conrail	—	—	607	—	607
Affiliates and Other Companies	—	434	(71)	(27)	336
Investment in Consolidated Subsidiaries	13,199	—	—	(13,199)	—
Other Long-term Assets	2,023	415	(1,776)	(71)	591

Total Assets	$16,046	$22,809	$(285)	$(13,441)	$25,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$78	$770	$157	$(31)	$974
Labor and Fringe Benefits Payable	44	396	55	—	495
Payable to Affiliates	—	2,019	(1,907)	(112)	—
Casualty, Environmental and Other Reserves	—	226	27	—	253
Current Maturities of Long-term Debt	467	120	5	—	592
Short-term Debt	—	8	—	—	8
Income and Other Taxes Payable	1,308	245	(1,439)	—	114
Other Current Liabilities	16	62	9	(1)	86

Total Current Liabilities	1,913	3,846	(3,093)	(144)	2,522

Casualty, Environmental and Other Reserves	—	599	69	—	668
Long-term Debt	4,377	970	15	—	5,362
Deferred Income Taxes	(255)	6,297	68	—	6,110
Long-term Payable to Affiliates	—	—	72	(72)	—
Other Long-term Liabilities	1,069	636	(150)	(30)	1,525

Total Liabilities	$7,104	$12,348	$(3,019)	$(246)	$16,187

Shareholders’ Equity:
Common Stock	438	181	—	(181)	438
Other Capital	1,469	5,420	2,696	(8,116)	1,469
Retained Earnings	7,427	4,879	93	(4,972)	7,427
Accumulated Other Comprehensive Loss	(392)	(19)	(55)	74	(392)

Total Shareholders’ Equity	8,942	10,461	2,734	(13,195)	8,942

Total Liabilities and Shareholders’ Equity	$16,046	$22,809	$(285)	$(13,441)	$25,129

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 15. Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Cash Flow Statements

Nine Months Ended September 28, 2007

	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
Operating Activities
Net Cash (Used in) Provided by Operating Activities	$(456)	$1,771	$732	$(229)	$1,818

Investing Activities
Property Additions	—	(1,107)	(88)	—	(1,195)
Insurance Proceeds	—	12	—	—	12
Purchases of Short-term Investments	(2,035)	—	—	—	(2,035)
Proceeds from Sales of Short-term Investments	1,914	—	—	—	1,914
Other Investing Activities	420	116	(597)	52	(9)

Net Cash Provided by (Used in) Investing Activities	299	(979)	(685)	52	(1,313)

Financing Activities
Short-term Debt—Net	—	(3)	—	—	(3)
Long-term Debt Issued	2,000	—	—	—	2,000
Long-term Debt Repaid	(618)	(94)	—	—	(712)
Dividends Paid	(173)	(90)	(21)	114	(170)
Stock Options Exercised	144	—	—	—	144
Shares Repurchased	(1,609)	—	—	—	(1,609)
Other Financing Activities	71	(587)	497	63	44

Net Cash (Used in) Provided by Financing Activities	(185)	(774)	476	177	(306)

Net (Decrease) Increase in Cash and Cash Equivalents	(342)	18	523	—	199
Cash and Cash Equivalents at Beginning of Period	419	17	25	—	461

Cash and Cash Equivalents at End of Period	$77	$35	$548	$—	$660

CSX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

NOTE 15. Issuance of Secured Equipment Notes and Supplemental Condensed Consolidating Financial Statements, continued

Consolidating Cash Flow Statements

Nine Months Ended September 29, 2006

	CSX Corporation	CSX Transportation	Other	Eliminations	Consolidated
	(Dollars in Millions)
Operating Activities
Net Cash (Used in) Provided by Operating Activities	$(185)	$1,593	$106	$(147)	$1,367

Investing Activities
Property Additions	—	(1,158)	(46)	—	(1,204)
Insurance Proceeds	—	128	2	—	130
Purchases of Short-term Investments	(1,023)	—	—	—	(1,023)
Proceeds from Sales of Short-term Investments	1,072	—	—	—	1,072
Other Investing Activities	(28)	(21)	15	25	(9)

Net Cash Provided by (Used in) Investing Activities	21	(1,051)	(29)	25	(1,034)

Financing Activities
Short-term Debt—Net	—	9	3	—	12
Long-term Debt Issued	400	73	—	—	473
Long-term Debt Repaid	(351)	(100)	(48)	—	(499)
Dividends Paid	(103)	(97)	(23)	122	(101)
Stock Options Exercised	237	—	—	—	237
Shares Repurchased	(422)	—	—	—	(422)
Other Financing Activities	(9)	(411)	466	—	46

Net Cash (Used in) Provided by Financing Activities	(248)	(526)	398	122	(254)

Net (Decrease) Increase in Cash and Cash Equivalents	(412)	16	475	—	79
Cash and Cash Equivalents at Beginning of Period	24	—	285	—	309

Cash and Cash Equivalents at End of Period	$(388)	$16	$760	$—	$388